Exhibit 2.2

Execution Version

US$150,000,000 Secured Credit Facility

Dated 6 February 2015

(1)	The Borrowers

(as Borrowers)

(2)	Credit Suisse AG

and others

(as Lenders)

(3)	Credit Suisse AG

(as Agent)

(4)	Credit Suisse AG

(as Security Agent)

(5)	Credit Suisse AG

(as Swap Provider)

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Contents

		Page

1	Definitions and Interpretation	1

2	The Loan and its Purposes	17

3	Conditions of Utilisation	19

4	Advance	21

5	Repayment	21

6	Prepayment	21

7	Interest	23

8	Indemnities	25

9	Fees	29

10	Security and Application of Moneys	30

11	Representations and Warranties	31

12	Undertakings and Covenants	35

13	Events of Default	39

14	Assignment and Sub-Participation	44

15	The Agent, the Security Agent and the Lenders	47

16	Set-Off	57

17	Payments	57

18	Notices	59

19	Partial Invalidity	61

20	Remedies and Waivers	61

21	Miscellaneous	61

22	No recourse, no subrogation	62

23	Law and Jurisdiction	63

Schedule 1	The Lenders and the Commitments	65

Schedule 2	Part I: Conditions Precedent to Service of Drawdown Notice	66

Part II: Conditions Precedent to Drawdown Date		69

Part III: Conditions subsequent to the Drawdown Date		72

Schedule 3	Form of Drawdown Notice	73

Schedule 4	Form of Transfer Certificate	74

Schedule 5	Form of Increase Confirmation	77

Schedule 6	Repayment Instalments	79

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Loan Agreement

Dated: 6 February 2015

Between:

(1)

ALP Forward B.V., ALP Ace B.V., ALP Centre B.V., ALP Guard B.V., ALP Winger B.V. and ALP Ippon B.V. each being a company incorporated under the laws of The Netherlands whose registered office is at Wilhelminakade 95, 3072 AP Rotterdam, The Netherlands (together the “Borrowers”);

(2)	the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1, (together the “Lenders” and each a “Lender”);

(3)	Credit Suisse AG acting as agent through its office at St. Alban-Graben 1-3, P.O. Box 4002, Basel, Switzerland (in that capacity the “Agent”);

(4)	Credit Suisse AG acting as security agent through its office at St. Alban-Graben 1-3, P.O. Box 4002, Basel, Switzerland (in that capacity the “Security Agent”); and

(5)	Credit Suisse AG acting as swap provider through its office at St. Alban-Graben 1-3, P.O. Box 4002, Basel, Switzerland (in that capacity the “Swap Provider”).

Whereas:

Each of the Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments, a term loan facility of one hundred and fifty million Dollars ($150,000,000)) to finance a portion of each Borrower’s acquisition of its Vessel and for working capital and general corporate purposes of the TOO Group.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as amended in 1978 and 1997).

“Approved Brokers” means Fearnleys AS, RS Platou, Kennedy Marr, H. Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd. and Braemar Seascope or such other reputable and independent consultancy or ship broker firm approved by the Agent such approval not to be unreasonably withheld or delayed.

“Assignments” means the deeds of assignment referred to in Clause 10.1.2.

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“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Balloon Amount” in respect of each Tranche, means the amount set out in Schedule 6 to be paid together with the final Repayment Instalment relating to a Tranche to be repaid by the Borrowers on the Maturity Date for that Tranche or on any other date when the Balloon Amount is repayable pursuant to this Agreement.

“Break Costs” means all sums payable by the Borrowers from time to time under Clause 8.3.

“Business Day” means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in New York, London, Basel, Zurich, Frankfurt am Main and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement and which it notifies to the Borrowers in writing.

“Change of Control” means if:

(a)	in relation to TOO:

(i)	(where all management powers over the business and affairs of TOO are vested exclusively in its general partner),

(A)	Teekay Offshore GP LLC ceases to be the general partner of TOO; or

(B)	Teekay ceases to own, directly or indirectly, a minimum of 50 per cent (50%) of the voting rights in Teekay Offshore GP LLC; or

(ii)

(where all management powers over the business and affairs of TOO become vested exclusively in the board of directors of TOO), Teekay ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors or of the voting rights to elect a minimum of fifty per cent (50%) of that board of directors; and

(b)

in relation to the Borrowers, if there is a change in the ultimate legal or beneficial ownership of any such company from that advised to the Agent at the date of this Agreement without the Agent’s prior written consent (acting on the instructions of the Majority Lenders).

“Charter” means any charter or other contract of employment relating to a Vessel, whether or not already in existence, which is for a period (inclusive of any extension option), in excess of, or capable of exceeding, twenty four (24) months entered into between a Borrower and a Charterer.

“Charter Rights” means all rights and benefits accruing to the Borrowers under or pursuant to any relevant Charter and not forming part of the Earnings.

“Charterer” means any entity that is a charterer under a Charter.

“Code” means the US Internal Revenue Code of 1986, as amended.

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“Commitment” means, in relation to a Lender, the aggregate amount of the Loan which that Lender agrees to advance to the Borrowers as its several liability as indicated against the name of that Lender in Schedule 1 or assumed by it in accordance with Clause 2.2 and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Commitment Fee” means the commitment fee to be paid by the Borrowers to the Agent on behalf of the Lenders pursuant to Clause 9.1.

“Commitment Termination Date” means 30 June 2015, or such later date as the Lenders may in their discretion agree.

“Confirmation” in relation to any Transaction, has the meaning given in the Master Agreement.

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Deed of Covenants” means the deed of covenants referred to in Clause 10.1.1.

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Tranche available or has notified the Agent that it will not make its participation in a Tranche available by a Drawdown Date in accordance with Clause 4.2; or

(b)	which has otherwise rescinded or repudiated a Finance Document,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three (3) Business Days of its due date; or

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(ii)	the Lender is, for a period not exceeding ten (10) Business Days, disputing in good faith whether it is contractually obliged to make the payment in question.

“Default Rate” means the rate set out in Clause 7.9.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which a Drawing is advanced under Clause 3.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3.

“Drawing” in relation to any Tranche, any amount advanced or to be advanced pursuant to a Drawdown Notice or, where the context permits, the amount advanced and for the time being outstanding and “Drawings” means more than one of them.

“Earnings” means, for each Vessel, all hires, freights, pool income and other sums payable to or for the account of the Borrowers in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of that Vessel.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

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“Environmental Affiliate” means an agent or employee of the Borrowers (but excluding any Charterer and any Manager which is not an Affiliate of the Guarantor or Teekay) or a person in a contractual relationship with the Borrowers (but excluding any Charterer and any Manager which is not an Affiliate of the Guarantor or Teekay) in respect of the Vessels (including without limitation, the operation of or the carriage of cargo of the Vessels).

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case; in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of a Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of a Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

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“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

“Event of Default” means any of the events or circumstances set out in Clause 13.1.

“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

“Facility” means the secured term loan facility made available to the Borrowers pursuant to this Agreement.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

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“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means any letter or letters dated on or around the date hereof setting out certain fees referred to in Clause 9.

“Finance Documents” means this Agreement, any Master Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrowers and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent, the Swap Provider and the Lenders and “Finance Party” means any one of them.

“GAAP” means generally accepted accounting principles in the United States of America.

“Guarantee” means the guarantee and indemnity referred to in clause 10.1.3

“Guarantor” means TOO.

“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

“IAPPC” means the valid international air pollution prevention certificate for the Vessel issued under Annex VI.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 5.

“Increase Lender” has the meaning given to that term in Clause 2.2.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; any Master Agreement Liabilities; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the Borrowers to any of the Finance Parties under all or any of the Finance Documents.

“Insurances” means for each Vessel, all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.8.

“Interest Period” means each period for the payment of interest selected by the Borrowers or agreed by the Agent pursuant to Clause 7.

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“Interpolated Screen Rate” means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11.00 a.m. London time on the Quotation Day.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate; or

(c)

(if (i) no Screen Rate is available for the currency of the Loan or (ii) no Screen Rate is available for the relevant Interest Period and it is not possible to calculate an Interpolated Screen Rate) the Reference Bank Rate,

as of 11.00 a.m. on the Quotation Day for the offering of deposits in Dollars and for a period equal in length to the relevant Interest Period, provided that if any such rate is below zero, LIBOR shall be deemed to be zero.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrowers under Clause 3 (constituting Tranche 1, Tranche 2, Tranche 3, Tranche 4, Tranche 5 and Tranche 6) or, where the context permits, the amount advanced and for the time being outstanding.

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“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

“Management Agreement” means any agreement(s) for the commercial and/or technical management of the Vessels entered into between the Borrowers and any Manager or a management company which is not an Affiliate of the Guarantor or Teekay.

“Manager’s Confirmation” means a written confirmation from a Manager of the Vessel (which is not a company controlled by either the Guarantor or Teekay) that throughout the Facility Period and unless otherwise agreed by the Agent, they will remain the commercial and/or technical managers of the Vessel and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial and/or technical management of the Vessel to any third party.

“Manager” means Teekay Shipping Limited or ALP Maritime Services B.V. or another management company which is an Affiliate of the Guarantor or Teekay or such other commercial and/or technical managers of the Vessels nominated by the Borrowers as the Agent acting on the instructions of the Majority Lenders may approve.

“Mandatory Cost” means the cost per annum as determined by the Agent as being incurred by the Lenders for complying with any applicable regulatory requirements of any relevant regulatory authority.

“Margin” means two point one per cent (2.1%) per annum.

“Market Value” means the value of a Vessel conclusively determined by Approved Brokers appointed pursuant to Clause 10.3 on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and evidenced by valuations of that Vessel addressed to the Agent certifying a value for that Vessel.

“Master Agreement” means any ISDA Master Agreement (on the form of the 2002 version, as amended and supplemented from time to time by the schedules thereto) entered into between the Swap Provider and the Borrowers to hedge any exposure arising under this Agreement during the Facility Period including each Schedule to the Master Agreement and each Confirmation exchanged pursuant to the Master Agreement.

“Master Agreement Benefits” means all benefits whatsoever of the Borrowers under or in connection with the Master Agreement including, without limitation, all moneys payable to the Borrowers under such Master Agreement and all claims for damages in respect of any breach by any Swap Provider of such Master Agreement.

“Master Agreement Charge” means the master agreement deed of charge referred to in Clause 10.1.4.

“Master Agreement Liabilities” means at any relevant time all liabilities of the Borrowers to the Swap Provider under or pursuant to a Master Agreement or any Transaction, whether actual or contingent, present or future.

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“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the TOO Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Relevant Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Relevant Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Relevant Document or the priority and ranking of any such security,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the TOO Group taken as a whole and (y) the ability of the Security Parties to perform each of their obligations under the Relevant Documents.

“Maturity Date” means, for each Tranche, the earlier of (a) the date falling eight (8) years after the Drawdown Date for that Tranche and (b) 30 June 2023.

“Maximum Amount” means one hundred and fifty million Dollars ($150,000,000).

“MOAs” means the memoranda of agreement on the terms and subject to the conditions of which the Borrowers will purchase the Vessels from the Sellers and “MOA” means any one of them.

“Mortgages” means the mortgages referred to in Clause 10.1.1 together with Deeds of Covenants (if applicable) and “Mortgage” means any one of them.

“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)	lawfully enter into and perform its obligations under the Relevant Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Relevant Documents to which it is party; and

(c)	carry on its business from time to time.

“Non-Public Lender” means:

(a)

until the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/authorities: an entity that provides repayable funds to a Borrower for a minimum amount of EUR 100,000 (or its equivalent in another currency); or

(b)

following the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/authorities: an entity that shall qualify as not forming part of the public on the basis of such interpretation.

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“Party” means a party to this Agreement.

“Permitted Encumbrance” means (i) any Encumbrance which has the prior written approval of the Agent acting on the instructions of all the Lenders or (ii) any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding five million Dollars ($5,000,000).

“Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ending 2013.

“Party” means a party to this Agreement.

“Pre-Approved Classification Society” means any of DNV GL, Lloyds Register, American Bureau of Shipping (ABS) or Bureau Veritas or such other classification society acceptable to the Majority Lenders.

“Pre-Approved Flag” means Marshall Islands, Singapore, Norwegian International Ship Register, The Netherlands, Panama and Bahamas.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced) being on the Execution Date the percentage indicated against the name of that Lender in Schedule 1.

“Quiet Enjoyment Agreement” means any letter agreement entered or to be entered into pursuant to a Charter made between the Security Agent, the relevant Borrower and the relevant Charterer in form and substance reasonably acceptable to the Lenders.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two (2) Business Days (in London) before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which each of the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means, in relation to LIBOR, Credit Suisse AG and such other banks as may be appointed by the Agent in consultation with the Borrowers.

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“Relevant Documents” means the Finance Documents, any Charter, any Quiet Enjoyment Agreement and the Management Agreements.

“Relevant Interbank Market” means the London interbank market.

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1.

“Repayment Instalment” means any instalment of a Tranche to be repaid by the Borrowers under Clause 5.1.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Restricted Countries” means those countries subject to sanctions and/or trade embargoes, in particular but not limited to pursuant to the U.S.’s Office of Foreign Asset Control of the U.S. Department of Treasury (“OFAC”) including at the Execution Date, but without limitation, Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by the Agent to the Borrowers based on respective sanctions being imposed by OFAC or any of the regulative bodies referred to in the definition of Restricted Persons.

“Restricted Persons” means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, and/or (ii) subject to any sanction administrated by the United Nations, the European Union, Switzerland, OFAC, HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore and the Hong Kong Monetary Authority and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Security Documents” means the Mortgages, the Deeds of Covenants, the Assignments, the Guarantee, any Manager’s Confirmation, the Master Agreement Charge, any assignment of Charter Rights executed and delivered pursuant to Clause 12.1.3 or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness, and “Security Document” means any one of them.

“Security Parties” means at any relevant time, the Borrowers, the Guarantor and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness but, for the avoidance of doubt, excluding any Charterer and any Manager which is not wholly owned or controlled by either Teekay or TOO, and “Security Party” means any one of them.

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“Sellers” in relation to each Vessel, means the relevant entity indicated against the name of such Vessel in the table contained in the definition of “Vessels”.

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.

“Subsidiary” means a subsidiary undertaking, as defined in section 1159 Companies Act 2006 or any analogous definition under any other relevant system of law.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be interpreted accordingly.

“Teekay” means Teekay Corporation.

“Teekay Group” means Teekay and each of its Subsidiaries.

“TOO” means Teekay Offshore Partners L.P. a limited partnership incorporated under the laws of the Marshall Islands.

“TOO Group” means TOO and each of its Subsidiaries.

“Total Loss” means, for each Vessel,:

(a)	an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)	the requisition for title or compulsory acquisition, nationalisation or expropriation of a Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)

the capture, seizure, arrest, detention or confiscation of that Vessel unless the Vessel is released and returned to the possession of the Borrowers or a Charterer within ninety (90) days after the capture, seizure, arrest, detention or confiscation in question.

“Tranche 1” means that part of the Loan relating to Vessel 1 to be advanced in one Drawing in a maximum amount of thirty seven million nine hundred thousand Dollars ($37,900,000).

“Tranche 2” means that part of the Loan relating to Vessel 2 to be advanced in one Drawing in a maximum amount of thirty six million five hundred thousand Dollars ($36,500,000).

“Tranche 3” means that part of the Loan relating to Vessel 3 to be advanced in one Drawing in a maximum amount of twenty three million six hundred thousand Dollars ($23,600,000).

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“Tranche 4” means that part of the Loan relating to Vessel 4 to be advanced in one Drawing in a maximum amount of twenty three million six hundred thousand Dollars ($23,600,000).

“Tranche 5” means that part of the Loan relating to Vessel 5 to be advanced in one Drawing in a maximum amount of fourteen million two hundred thousand Dollars ($14,200,000).

“Tranche 6” means that part of the Loan relating to Vessel 6 to be advanced in one Drawing in a maximum amount of fourteen million two hundred thousand Dollars ($14,200,000).

“Tranches” means Tranche 1, Tranche 2, Tranche 3, Tranche 4, Tranche 5 and Tranche 6 together, and “Tranche” means any of them.

“Transaction” means a transaction entered into between the Swap Provider and the Borrowers governed by the Master Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Security Agent from Clause 10; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Finance Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

“Vessels” means the following vessels, and everything now or in the future belonging to them on board and ashore, currently in the ownership of the relevant Sellers and intended to be sold to the respective Borrower set out below on the terms of the MOAs and to be registered under the respective flags set out below in the ownership of the relevant Borrower and “Vessel” means any one of them:

Vessel	Borrower	Vessel Name	Vessel Type	Sellers	Flag
Vessel 1	ALP Forward B.V.	“AHT URSUS” (tbr “ALP FORWARD”)	anchor handling tug	Harms Offshore AHT “URSUS” GmbH & Co K.G.	The Netherlands
Vessel 2	ALP Ace B.V.	“AHT MAGNUS” (tbr “ALP ACE”)	anchor handling tug	Harms Offshore AHT “MAGNUS” GmbH & Co K.G.	The Netherlands

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Vessel 3	ALP Centre B.V.	“AHT ORCUS” (tbr “ALP CENTRE”)	anchor handling tug	Harms Offshore AHT “ORCUS” GmbH & Co K.G.	The Netherlands
Vessel 4	ALP Guard B.V.	“AHT URANUS” (tbr “ALP GUARD”)	anchor handling tug	Harms Offshore AHT “URANUS” GmbH & Co K.G.	The Netherlands
Vessel 5	ALP Winger B.V.	“AHT JANUS” (tbr “ALP WINGER”)	anchor handling tug	Harms Offshore AHT “JANUS” GmbH & Co K.G.	The Netherlands
Vessel 6	ALP Ippon B.V.	“AHT TAURUS” (tbr “ALP IPPON”)	anchor handling tug	Harms Offshore AHT “TAURUS” GmbH & Co K.G.	The Netherlands

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6

references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

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1.2.8	references to any Finance Party include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to London time; and

1.2.10	words and expressions defined in any Master Agreement, unless the context otherwise requires, have the same meaning.

1.3	Dutch terms

In this Agreement, where a Dutch entity is concerned, a reference to:

1.3.1	a necessary action to authorise where applicable, includes without limitation:

(a)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(b)	obtaining an unconditional positive advice (advies) from the competent works council(s);

1.3.2	gross negligence means grove schuld;

1.3.3	negligence means schuld;

1.3.4

a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

1.3.5	wilful misconduct means opzet;

1.3.6	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

1.3.7	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

1.3.8

any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

1.3.9	a trustee in bankruptcy includes a curator;

1.3.10	an administrator includes a bewindvoerder; and

1.4	an attachment or seizure includes a beslag

1.5	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives prior to the date of this Agreement.

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1.6	Joint and several liability

1.6.1

All obligations, covenants, representations, warranties and undertakings in or pursuant to the Security Documents assumed, given, made or entered into by the Borrowers shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrowers jointly and severally.

1.6.2

Each of the Borrowers agrees that any rights which it may have at any time during the Facility Period by reason of the performance of its obligations under the Security Documents to be indemnified by the other Borrowers and/or to take the benefit of any security taken by the Lenders or by the Agent pursuant to the Security Documents shall be exercised in such manner and on such terms as the Agent may require. Each of the Borrowers agrees to hold any sums received by it as a result of its having exercised any such right for and on behalf of the Agent (as agent for the Lenders) and forthwith to pay such sums to the Agent upon receipt.

1.6.3

Each of the Borrowers agrees that it will not at any time during the Facility Period claim any set-off or counterclaim against the other Borrowers in respect of any liability owed to it by those other Borrowers under or in connection with the Security Documents, nor prove in competition with the Finance Parties in any liquidation of (or analogous proceeding in respect of) the other Borrowers in respect of any payment made under the Security Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Lenders or the Agent for the repayment of the Indebtedness.

2	The Loan and its Purposes

2.1

Amount Subject to the terms of this Agreement, each of the Lenders agrees to make available to the Borrowers its Commitment of a term loan in an aggregate amount not exceeding the Maximum Amount, consisting of Tranche 1, Tranche 2, Tranche 3, Tranche 4, Tranche 5 and Tranche 6.

2.2	Increase The Borrowers may by giving prior notice to the Agent by no later than the date falling fifteen (15) Business Days after the effective date of a cancellation of:

2.2.1	the Commitment of a Defaulting Lender in accordance with Clause 15.24; or

2.2.2	the Commitments of a Lender in accordance with Clause 6.1,

request that the Loan be increased in an aggregate amount in Dollars of up to the amount of the Commitment so cancelled as follows:

2.2.3

the increased Commitment will be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Borrowers (each of which shall not be a member of the TOO Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitment which it is to assume, as if it had been an original Lender;

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2.2.4

each of the Security Parties and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Security Parties and the Increase Lender would have assumed and/or acquired had the Increase Lender been an original Lender;

2.2.5

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an original Lender;

2.2.6	the Commitments of the other Lenders shall continue in full force and effect; and

2.2.7	any increase in the Loan shall take effect on the date specified by the Borrowers in the notice referred to above or any later date on which the conditions set out in Clause 2.2.8 below are satisfied.

2.2.8	An increase in the Loan will only be effective on:

(a)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(b)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrowers and the Increase Lender, and the Agent shall, as soon as reasonably practicable after it has executed an Increase Confirmation, send to the Borrowers a copy of that Increase Confirmation;

2.2.9

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.2.10

the relevant Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of five thousand Dollars ($5,000) and such Increase Lender shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in the Loan under this Clause 2.2.

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2.2.11

The Borrowers may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrowers and the Increase Lender in a letter between the Borrowers and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

2.2.12

The Agent, each of the Lenders and the Increase Lender shall have the same rights and obligations between themselves as they would have had if the Increase Lender had been an original party to this Agreement as a Lender.

2.3	Finance Parties’ obligations

2.3.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Security Party shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Purposes The Borrowers shall apply the Loan for the purposes referred to in the Recital.

2.5	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1

Conditions precedent to service of Drawdown Notice Before any Lender shall have any obligation to accept any Drawdown Notice under the Loan Agreement the Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I of Schedule 2.

3.2	Further conditions precedent to service of Drawdown Notice The Lenders will only be obliged to accept any Drawdown Notice if on the date of the Drawdown Notice:

3.2.1	no Default is continuing or would result from the advance of the relevant Drawing; and

3.2.2

the representations made by the Borrowers under Clause 11 (other than that at Clauses 11.2 and 11.7 and those at Clauses 11.6 and 11.18 for Drawdown Dates other than the first Drawdown Date) are true in all material respects.

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3.3

Conditions precedent to Drawdown Date The Borrowers are not entitled to have any Drawing advanced unless the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (save that the Master Agreement and the Master Agreement Charge shall be required as a condition precedent to the first Drawdown Date only), and save that references in such Part II to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.4	Further conditions precedent to Drawdown Date The Lenders will only be obliged to advance a Drawing if on the proposed Drawdown Date:

3.4.1	no Default is continuing or would result from the advance of that Drawing; and

3.4.2

the representations made by the Borrowers under Clause 11 (other than that at Clauses 11.2 and 11.7 and those at Clauses 11.6 and 11.18 for Drawdown Dates other than the first Drawdown Date) are true in all material respects.

3.5	Termination Date No Lender shall be under any obligation to advance all or any part of its Commitment after the Commitment Termination Date.

3.6

Conditions subsequent to Drawdown Date The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, (or within any time period specified in Part III of Schedule 2) the relevant Drawdown Date the additional documents and other evidence listed in Part III of Schedule 2, save that reference in such Part III to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.7

No Waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.3 have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, except to the extent expressly waived by the Agent in writing.

The advance of a Drawing under this Clause 3.7 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.3.

3.8	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.8.1	be in form and substance reasonably acceptable to the Agent; and

3.8.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

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4	Advance

4.1

Drawdown Request The Borrowers may request a Drawing to be advanced in one amount on a Business Day prior to the Commitment Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date. Any such Drawdown Notice shall be signed by an authorised signatory (including any Attorney-in-Fact) of the Borrowers and, once delivered, is irrevocable.

4.2

Lenders’ participation Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of each Drawdown Notice, following which each Lender shall advance its Commitment to the Borrowers through the Agent on the Drawdown Date.

4.3

Drawing Limit The Lenders will only be obliged to advance a Drawing if that Drawing will not increase the Loan to a sum in excess of the Maximum Amount and no more than one Drawing under each Tranche would be advanced.

5	Repayment

5.1

Repayment of Loan The Borrowers agree to repay each Tranche to the Agent for the account of the Lenders by thirty one (31) consecutive quarterly instalments each in the amounts set out in Schedule 6, with the first instalment for each such Tranche falling due on the date which is six calendar months after the first Drawdown Date to occur and subsequent instalments falling due at consecutive intervals of three calendar months thereafter, together with the relevant Balloon Amount, payable simultaneously with the final Repayment Instalment for each Tranche as set out in Schedule 6.

5.2

Reduction of Repayment Instalments If the aggregate amount advanced to the Borrowers is less than the Maximum Amount, the amount of each Repayment Instalment and the Balloon Amount for the relevant Tranche shall be reduced pro rata to the amount actually advanced.

5.3	Maturity Date Any unpaid portion of the Loan shall be repaid in full by the Borrowers on or before the Maturity Date.

5.4	Reborrowing The Borrowers may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any applicable jurisdiction for a Lender to fund or maintain its Commitment as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrowers, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

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6.1.3

the Borrowers shall repay that Lender’s Commitment (to the extent already advanced) on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments shall be reduced pro rata. Prior to the date on which repayment is required to be made under this Clause 6.1.3 the affected Lender shall negotiate in good faith with the Borrowers to find an alternative method or lending base in order to maintain its Commitment in the Facility.

6.2

Voluntary prepayment of Loan The Borrowers may prepay the whole or any part of a Tranche (but, if in part, being an amount that reduces that Tranche by a minimum amount of two hundred and fifty thousand Dollars ($250,000) and thereafter in integral multiples of one hundred thousand Dollars ($100,000)), subject as follows:

6.2.1	it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; and

6.2.2	any prepayment under this Clause 6.2 shall be applied pro rata against the outstanding Repayment Instalments and the Balloon Amount under that Tranche.

6.3

Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrowers or the Lenders, as appropriate.

6.4

Sale of Vessel In the event of a sale or disposal of a Vessel, the Borrowers shall, on the date of the sale or disposal, prepay the relevant Tranche in full. Any such prepayment shall oblige the Borrowers to make payment of all interest and Commitment Commission accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not the final day of an Interest Period, and to unwind any Transaction if and to the extent that it relates to the prepaid amount.

6.5	Total Loss In the event that a Vessel becomes a Total Loss:

6.5.1

the Borrowers shall, on the earlier to occur of (x) the date on which the Borrowers receive the proceeds of such Total Loss and (y) the one hundred and eightieth day after the date of such Total Loss occurring, prepay the relevant Tranche in full provided always that if such date is not the final day of an Interest Period, the Borrowers may instead place the relevant sum in an account with the Security Agent, charged to the Security Agent in a manner reasonably acceptable to the Lenders, with an irrevocable instruction to the Security Agent to apply such sum in prepayment of the relevant Tranche on the final day of such Interest Period; and

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6.5.2	the relevant Tranche (if not yet drawn) will not be advanced after the occurrence of a Total Loss; and

6.5.3	the Borrowers shall, at the same time that any prepayment is made under 6.5.1 above, unwind any Transaction if and to the extent it relates to the prepaid amount.

6.6

Change of Control In the event that a Change of Control occurs with respect to any Security Party, the Borrowers shall immediately notify the Agent in writing of such event. Following such event, if required by the Agent (acting on the instructions of the Lenders), the Borrowers shall immediately, upon the Agent’s written request, (i) in the case of a Change of Control with respect to a Borrower, prepay in full the Tranche relating to the Vessel owned by that Borrower or (ii) in the case of a Change of Control with respect to TOO, prepay the Loan in full.

7	Interest

7.1

Interest Periods The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three, six or twelve months’ duration, as selected by the Borrowers by written notice to the Agent not later than 11.00 am on the third Business Day before beginning of the Interest Period in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2

Beginning and end of Interest Periods Each Interest Period shall begin on the relevant Drawdown Date or (if the relevant Tranche is already advanced) on the last day of the preceding Interest Period and shall end on the date which numerically corresponds to the relevant Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3

Second and subsequent Drawings If the second or any subsequent Drawing is made otherwise than on the first day of an Interest Period for the balance of the Loan, there shall be a separate initial Interest Period for that Drawing commencing on its Drawdown Date and expiring on the final date of the then current Interest Period for the balance of the Loan.

7.4

Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for that Tranche equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.5

Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.6

Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if applicable.

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7.7	Failure to select Interest Period If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 7.1, the interest rate applicable shall be three (3) months.

7.8

Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.9

Default interest If the Borrowers fail to pay any amount payable by them under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the relevant Tranche in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.9 shall be immediately payable by the Borrowers on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.10

Changes in market circumstances If at any time (a) the Agent determines that LIBOR is not available for any Interest Period or (b) a Lender or Lenders (whose Commitment(s) exceed fifty per cent (50%) of a Tranche) inform the Agent by written notice that the cost to it or them of obtaining matching deposits for any Interest Period would be in excess of LIBOR and that notice is received by the Agent no later than close of business in London on the day LIBOR is determined for that Interest Period:

7.10.1	the Agent shall give notice to the Lenders and the Borrowers of the occurrence of such event; and

7.10.2	the rate of interest on each Lender’s Commitment for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)

the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment from the Relevant Interbank Market or, if cheaper, from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s Commitment,

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Provided that if the resulting rate of interest on any Commitment is not acceptable to the Borrowers:

7.10.3	the Agent on behalf of the Lenders will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest;

7.10.4	any substitute basis agreed pursuant to Clause 7.10.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments;

7.10.5

if, within thirty (30) days of the giving of the notice referred to in Clause 7.10.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrowers will immediately prepay the relevant Commitment, together with accrued interest (calculated in accordance with Clause 7.10.2) and any Break Costs, and the remaining Repayment Instalments shall be reduced pro rata.

7.11

Determinations conclusive The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

7.12

Master Agreement The Borrowers shall execute the Master Agreement with the Swap Provider on or about the date of this Agreement. Execution of the Master Agreement does not commit the Swap Provider to conclude Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Transactions may be concluded and secured, assuming that the Swap Provider is willing to conclude a Transaction at the relevant time and that, if that is the case, mutually acceptable terms can be agreed at the relevant time.

8	Indemnities

8.1

Transaction expenses The Borrowers will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees, the cost of obtaining an initial insurance report (and of obtaining further insurance reports only if there is a material change in the terms of the Insurances or material change in the marine insurance market), and Value Added Tax or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

8.1.1

the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3

any other document which may at any time be reasonably required by a Finance Party to give effect to any Finance Document which a Finance Party is entitled to call for or obtain under any Finance Document.

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8.2

Funding costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrowers, any Tranche is not advanced to the Borrowers after the Drawdown Notice relating to such Tranche has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3

Break Costs As a result of a Finance Party receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question the Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan and any liabilities, expenses or losses incurred by the Finance Party in terminating or reversing, or otherwise in connection with any open position arising under this Agreement.

8.4

Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5

Increased costs (subject to Clause 8.6) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement:

8.5.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4

the manner in which a Finance Party allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

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8.5.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) by an unconnected third party any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to Clause 8.6, the Finance Party affected shall notify the Agent and the Borrowers shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

8.6	Exceptions to increased costs Clause 8.5 does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10; or

8.6.2	compensated for by a payment made under Clause 17.3; or

8.6.3	attributable to a FATCA Deduction required to be made by a Party; or

8.6.4	compensated for by the payment of the Mandatory Cost; or

8.6.5	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation; or

8.6.6

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

In this Clause 8.6, a reference to “Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

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8.7

Events of Default The Borrowers shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8

Enforcement costs The Borrowers shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of a Vessel and/or a lender to the Borrowers, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not effect the right of any other Finance Party to receive such indemnity.

8.9

Other costs The Borrowers shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all sums which a Finance Party may pay or become actually or contingently liable for on account of the Borrowers in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of such Insurances, any expenses incurred by that Finance Party in connection with such maintenance or repair of such Vessel or in discharging any lien, bond or other claim relating in any way to such Vessel, and any sums which that Finance Party may pay or guarantees which it may give to procure the release of such Vessel from arrest or detention.

8.10

Taxes The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party’s overall net income or to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party) and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) on the Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

8.11	FATCA Information

The provisions in this Clause 8.11 shall apply after the FATCA Application Date.

8.11.1	Subject to Clause 8.11.3 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	Confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

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(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(c)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

8.11.2

If a Party confirms to another Party pursuant to Clause 8.11.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

8.11.3	Clause 8.11.1 above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

8.11.4

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 8.11.1 above (including, for the avoidance of doubt, where Clause 8.11.3 above applies), then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

8.12	FATCA Deduction

8.12.1

Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

8.12.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

9	Fees

9.1

Commitment fee The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a commitment fee at a per annum rate of zero point eight four per cent (0.84%) on the daily undrawn and uncancelled amount of the Maximum Amount accruing from 3 December 2014 until the earlier of the final Drawdown Date and the Commitment Termination Date. The accrued Commitment Fee is payable quarterly in arrears and on the Commitment Termination Date or the final Drawdown Date, whichever is the earlier. No commitment fee is payable to the Agent (for the account of a Lender) on any Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

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9.2	Arrangement fee The Borrowers shall pay to the Agent an arrangement fee in the amount and at the times agreed in the Fee Letter.

10	Security and Application of Moneys

10.1

Security Documents: As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent, the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

10.1.1	a first priority statutory or preferred mortgage (as the case may be) over each Vessel together with a collateral deed of covenants (if applicable);

10.1.2	a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of each Vessel;

10.1.3	an unconditional and irrevocable on demand guarantee and indemnity from TOO;

10.1.4	a first priority deed of charge over the Master Agreement Benefits; and

10.1.5	at any time when the Managers are not controlled by the Guarantor or a member of the Teekay Group, a Manager’s Confirmation.

10.2

General application of moneys Whilst an Event of Default is continuing unremedied and unwaived the Borrowers irrevocably authorise the Agent and the Security Agent to apply all sums which either of them may receive:

10.2.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

10.2.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

10.2.3	otherwise arising under or in connection with any Finance Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, as follows:

(i)	first in payment of all outstanding fees and expenses of the Agent and the Security Agent;

(ii)	secondly in or towards payment of all outstanding interest hereunder;

(iii)	thirdly in or towards payment of all outstanding principal hereunder;

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(iv)	fourthly in or towards payment of all other Indebtedness that has fallen due in accordance with the terms of this Agreement and the Master Agreement; and

(v)	fifthly the balance, if any, shall be remitted to the Borrowers or whoever may be entitled thereto,

or in such other manner as the Agent may reasonably determine.

10.3

Additional security If at any time the aggregate of the Market Value of the Vessels then subject to a Mortgage (such Market Value to be conclusively determined by taking the average of two valuations of each Vessel obtained from two Approved Brokers (one appointed by the Agent and one appointed by the Borrowers) no more than thirty (30) days prior to the date on which the Agent wishes to test compliance with this Clause 10.3) and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets and, in the case of any vessel provided as additional security pursuant to this Clause 10.3 and subject to a Mortgage, by reference to its Market Value to be determined in accordance with the requirements of this Clause 10.3), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 10.3 is less than 115% of the amount of the Loan then outstanding, the Borrowers shall, within 30 days of the Agent’s request, at the Borrowers’ option:

10.3.1	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

10.3.2	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its reasonable discretion; or

10.3.3	prepay the Loan in the amount of the shortfall.

Clauses 5.4, 6.2 and 6.3 shall apply, mutatis mutandis, to any prepayment made under this Clause 10.3 and the value of any additional security provided shall be determined as stated above.

The assessment as to any requirement of the Borrowers to provide additional security under this Clause 10.3 shall be determined at the Lenders’ option no more than twice during each twelve (12) month period throughout the Facility Period. The Borrowers shall bear the cost of (i) one set of valuations obtained by the Agent pursuant to this Clause 10.3 during each twelve (12) month period and (ii) following the occurrence of an Event of Default which is continuing unremedied and unwaived, any other valuations obtained by the Agent, on such other occasions as the Agent may require (acting on the instructions of the Lenders).

11	Representations and Warranties

The Borrowers represent and warrant to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining), at the date of each Drawdown Notice, at each Drawdown Date and at each Interest Payment Date as follows (except that the representations and warranties contained at Clauses 11.2 and 11.7 shall only be made on the Execution Date and the representations and warranties contained at Clauses 11.6 and 11.18 shall only be made on the Execution Date and on the first Drawdown Date):

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11.1

Status and Due Authorisation Each of the Security Parties is a corporation, or limited partnership duly incorporated or formed under the laws of its jurisdiction of incorporation or formation (as the case may be) with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

11.2

No Deductions or Withholding Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

11.3

Claims Pari Passu Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4

No Immunity In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Finance Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5

Governing Law and Judgments In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Security Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6

Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

11.7

No Filing or Stamp Taxes Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the relevant maritime registry) or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

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11.8

Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Finance Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents or the performance by any of them of any of their obligations thereunder.

11.9

No Winding-up The Borrowers have not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrowers’ knowledge and belief) threatened against either of the Borrowers for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

11.10	Solvency

11.10.1	Neither the Borrowers nor the TOO Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.10.2

Neither the Borrowers nor the TOO Group taken as a whole has by reason of actual or anticipated financial difficulties, commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.10.3

The value of the assets of each of the Borrowers and the TOO Group taken as a whole is not less than the liabilities of the Borrowers or the TOO Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.10.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrowers or of the TOO Group taken as a whole.

11.11	No Material Defaults

11.11.1

Without prejudice to Clause 11.11.2, neither of the Borrowers is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect on the business or financial condition of the Group taken as a whole.

11.11.2	No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan or any part thereof.

11.12

No Material Proceedings No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency against any member of the TOO Group has been started or, to its knowledge, threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect or which is not covered by adequate insurance.

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11.13

No Obligation to Create Security The execution of the Finance Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige the Borrowers to create any Encumbrance (other than a Permitted Encumbrance) over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

11.14

No Breach The execution of the Finance Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.15

Security Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

11.16

Necessary Authorisations The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.17

Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Finance Documents, will be for the account of members of the Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities or article 305 bis of the Swiss Penal Code.

11.18

Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

11.19	Use of Facility The Facility will be used for the purposes specified in the Recital.

11.20	Representations Limited The representation and warranties of the Borrowers in this Clause 11 are subject to:

11.20.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.20.2

the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.20.3	the time barring of claims under any applicable limitation acts;

11.20.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

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11.20.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	General Undertakings

12.1.1

Maintenance of Legal Validity The Borrowers shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation and all other applicable jurisdictions, to enable them lawfully to enter into and perform their obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents in their jurisdiction of incorporation or organisation and all other applicable jurisdictions.

12.1.2

Notification of Default The Borrowers shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.3

Charters Each Borrower shall from time to time during the Facility Period (i) promptly inform the Agent if it lets, or agrees to let, its Vessel on a Charter and (ii) within twenty (20) Business Days of the Vessel in question being delivered under the relevant Charter provide the Agent with an assignment of the related Charter Rights together with any notice of assignment thereto required by the Agent and within thirty (30) days any acknowledgement thereto required by the Agent (each such assignment and acknowledgment being substantially in such form as previously agreed between the Borrowers and the Agent).

12.1.4

Other notifications The Borrowers shall promptly, upon becoming aware of the same, inform the Agent in writing of any Environmental Claim, any change in its financial position that is reasonably likely to have a Material Adverse Effect, and of any breach (other than one which has no material consequence) of a Relevant Document or any other material contract entered into from time to time relating to a Vessel.

12.1.5

Claims Pari Passu The Borrowers shall ensure that at all times the claims of the Finance Parties against them under the Finance Documents rank at least pari passu with the claims of all their other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.6

Management of Vessels The Borrowers shall ensure with effect from the relevant Drawdown Date that each Vessel is at all times technically and commercially managed by a company, which is a member of the Teekay Group or the TOO Group, (or by an approved Manager) in accordance with good industry standards.

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12.1.7

Classification The Borrowers shall ensure that each Vessel maintains the highest classification available for the purpose of the relevant trade of that Vessel which shall be with a Pre-Approved Classification Society free from any overdue recommendations and conditions affecting that Vessel’s class and the Borrowers shall not change the class certification of a Vessel without the Majority Lenders’ prior written consent (such consent not to be unreasonably withheld).

12.1.8

Negative Pledge The Borrowers shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of their assets or undertaking (including but not limited to the Vessels and the Insurances) other than a Permitted Encumbrance.

12.1.9

Registration The Borrowers shall not for the duration of the Facility Period change or permit a change to the flag of a Vessel other than to a Pre-Approved Flag or to such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

12.1.10

ISM and ISPS Compliance The Borrowers shall comply in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall procure that the Manager holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Borrowers shall promptly, upon request, supply the Agent with copies of the same.

12.1.11

Necessary Authorisations Without prejudice to Clause 12.1.8 or any other specific provision of the Security Documents relating to an Authorisation, the Borrowers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

12.1.12

Compliance with Applicable Laws The Borrowers shall comply with all applicable laws to which they may be subject if a failure to do the same may, in the opinion of the Agent, have a Material Adverse Effect.

12.1.13	Compliance with Environmental Laws The Borrowers shall comply with, and shall ensure that any Manager controlled by TOO or Teekay complies with, all Environmental Laws.

12.1.14	Performance of Obligations The Borrowers shall comply with the material provisions of all material agreements (including any Charter) in relation to the Vessels.

12.1.15

Further Assurance The Borrowers shall, at their own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

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12.1.16

Other information The Borrowers will promptly supply to the Agent such information and explanations as the Majority Lenders may from time to time reasonably require in connection with the operation of the Vessels and any financial information reasonably requested in connection with the Borrowers, and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

12.1.17

Inspection of records The Borrowers will permit the inspection of its financial records and accounts following an Event of Default which is continuing unremedied and unwaived from time to time during business hours by the Agent or its nominee.

12.1.18

No change in Relevant Documents The Borrowers shall procure that, without the prior written consent of the Agent, there shall be no termination of, material alteration to, or waiver of any material term of, any of the Relevant Documents which are not Finance Documents.

12.1.19

Insurance The Borrowers shall ensure at their own expense throughout the Facility Period that the Vessels are insured and operated in accordance with the provisions set out in the relevant Security Documents.

12.1.20	Change of Business Except as expressly permitted in the Security Documents the Borrowers shall not carry on any business, other than that of owning, chartering and operating the relevant Vessel.

12.1.21	No disposal of assets No Borrower shall dispose of any of its material assets other than a sale of its Vessel which complies with Clause 6.4.

12.1.22

Acquisitions No Borrower shall make any acquisitions or investments save for acquisitions or investments required or otherwise agreed under any Charter or, in any other case, without the prior written consent of all Lenders (such consent not to be unreasonably withheld or delayed).

12.1.23	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrowers after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

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obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.24	Intercompany borrowings Each of the Borrowers may only borrow:

(a)	from members of the Teekay Group or TOO Group on a subordinated and unsecured basis; and

(b)	from other parties in the ordinary course of its business and in an aggregate amount of no more than ten million Dollars (US$10,000,000),

provided always (i) that no Event of Default has occurred and is continuing or would occur as a consequence thereof and (ii) in the case of (a) above, that the Borrowers may only repay such borrowings whilst no Event of Default has occurred and is continuing.

12.1.25

Loans The Borrowers may not make any loans or advances or issue any guarantees or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person or make any investments other than loans made in the ordinary course of business (provided always that, in the case of third parties, the Lenders have given their prior written consent) or loans to other members of the TOO Group on a subordinated and unsecured basis.

12.1.26	Enforcement of Obligations The Borrowers shall take all reasonable steps to enforce their rights under any Charter and any other agreements relating to the Vessels.

12.1.27	No dividends The Borrowers shall not pay dividends or make other distributions to shareholders:

(a)	whilst an Event of Default has occurred and is continuing unremedied and unwaived; or

(b)	following breach of any of the covenants contained in this Clause 12 or in Clause 8 of the Guarantee; or

(c)	where an Event of Default or a breach of the covenants contained in this Clause 12 or in Clause 8 of the Guarantee would be caused by the payment of the proposed dividend.

12.1.28

No Merger The Borrowers shall not merge with any other entity, split up or materially divest or amalgamate or reorganise without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

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12.1.29

Restricted Persons The Borrowers understand that the Finance Parties are prohibited to conclude transactions or finance transactions with any persons, entities or any other parties (hereinafter collectively referred to as “Restricted Persons”) (i) subject to any economic and trade sanctions administrated by the United Nations (“UN”), the European Union (“EU”), the state Secretariat for Economic Affairs (“SECO”) of Switzerland and the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) owned or controlled by entities or any other parties as defined in (i) hereinbefore.

The Borrowers confirm that based on appropriate due diligence they shall not “knowingly” transfer or provide the benefits of any money, proceeds or services provided by or received from the Lenders to such Restricted Persons or conduct any business activity prohibited by one of the sanctions programs mentioned hereinbefore such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from the Lenders.

The undertakings contained in this Clause 12.1.29 shall not be made by the Borrowers to, or for the benefit of, any Lender which is incorporated in the Federal Republic of Germany to the extent that the enforcement of such provisions by any such Lender would (a) violate, conflict with or incur liability under EU Regulation (EC) 2271/96 or (b) violate or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) in connection with section 4 paragraph 1(a)(3) of the Foreign Trade Law (Außenwirtschaftsgesetz) or any similar anti-boycott statute in force in the Federal Republic of Germany.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1

Failure to Pay Any Security Party fails to pay any amount due from it under a Finance Document at the time, in the currency and otherwise in the manner specified herein or therein provided that, if the relevant Security Party can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an error in the banking system, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under the relevant Finance Document (if a payment of principal), five (5) Business Days (if a payment of interest) or ten (10) Business Days (if a sum payable on demand); or

13.1.2

Misrepresentation Any representation or statement made by any Security Party in any Finance Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect where the circumstances causing the same give rise to a Material Adverse Effect; or

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13.1.3

Specific Covenants A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrowers under Clauses 12.1.2, 12.1.6, 12.1.7, 12.1.8, 12.1.9, 12.1.12 or 12.1.29; or

13.1.4	Guarantee There is any breach of the financial covenants set out in Clause 8.1 of the Guarantee; or

13.1.5

Other Obligations A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Finance Document (other than those referred to in Clause 13.1.3 or Clause 13.1.4) and such failure is not remedied within thirty (30) days of the earlier of (a) the Borrowers becoming aware of such failure to perform or comply and (b) the Agent informing the Borrowers in writing of such failure to perform or comply; or

13.1.6

Cross Default Any indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any indebtedness of any Security Party is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness of (i) each of the Borrowers is equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or (ii) TOO or any of its Subsidiaries (other than the Borrowers), is equal to or greater than one hundred million Dollars (US$100,000,000) or its equivalent in any other currency; or

13.1.7

Insolvency and Rescheduling A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors;

13.1.8

Winding-up A Security Party takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness unless the Agent is satisfied, acting reasonably, that such actions, steps or proceedings are frivolous or vexatious and are being contested appropriately by the relevant Security Party; or

13.1.9	Execution or Distress

(a)

Any Security Party fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction, subject to the amount due being in an aggregate (i) for each of the Borrowers is equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or (ii) for TOO or any of its Subsidiaries (other than the Borrowers), of equal to or greater than one hundred million Dollars (US$100,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

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(b)

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party, subject to the amount in question being in an aggregate amount (i) for each of the Borrowers, of equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or (ii) for TOO or any of its Subsidiaries (other than the Borrowers), of equal to or greater than one hundred million Dollars (US$100,000,000) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released.

(c)

Notwithstanding the foregoing paragraphs of this Clause 13.1.9, any levy of any distress on or any arrest, condemnation, confiscation, requisition for title or use, compulsory acquisition, seizure, detention or forfeiture of a Vessel (or any part thereof) or any exercise or purported exercise of any lien or claim on or against a Vessel where the release of or discharge of the lien or claim on or against a Vessel has not been procured within 30 days; or

13.1.10	Similar Event Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 13.1.7, 13.1.8 and 13.1.9; or

13.1.11	Insurances Insurance is not maintained in respect of a Vessel in accordance with the terms of the Security Documents; or

13.1.12

Class A Vessel has its classification withdrawn by the relevant classification society provided that if such withdrawal is (in the opinion of the Agent in its absolute discretion) capable of remedy such Event of Default shall only occur if such Vessel’s classification is not reinstated to the satisfaction of the Agent within twenty one (21) days; or

13.1.13	Environmental Matters

(a)	Any Environmental Claim is pending or made against a Borrower or any of its Environmental Affiliates or in connection with its Vessel, where such Environmental Claim has a Material Adverse Effect; or

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(b)	Any actual Environmental Incident occurs in connection with a Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.14	Repudiation Any Security Party repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Finance Document; or

13.1.15	Validity and Admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding; or

(c)	to make the Finance Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.16

Illegality At any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Finance Documents to which it is a party or any of the obligations of the Borrowers hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after written notification from the Agent; or

13.1.17

Material Adverse Change At any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Lenders, materially impairs such Security Party’s ability to discharge its obligations under the Finance Documents in the manner provided therein or could affect the solvency of the TOO Group taken as a whole and such change, if capable of remedy, is not so remedied within 30 days of written notification from the Agent; or

13.1.18

Qualifications of Financial Statements The auditors of the TOO Group qualify their report on any audited consolidated financial statements of the TOO Group in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

13.1.19

Conditions Subsequent if any of the conditions set out in Clause 3.6 is not satisfied within thirty (30) days (or such longer period as may be specified in Schedule 2, Part II) of the relevant Drawdown Date, or such other time period specified by the Agent acting on the instructions of the Majority Lenders; or

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13.1.20

Revocation or Modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.21

Curtailment of Business if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

13.1.22	Reduction of Capital if a Borrower reduces its committed or subscribed capital; or

13.1.23	Challenge to Registration if the registration of a Vessel or a Mortgage becomes void or voidable or liable to cancellation or termination; or

13.1.24

War if the country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

13.1.25	Notice of Determination if the Guarantor gives notice to the Agent to determine its obligations under the Guarantee; or

13.1.26	Abandonment of the Vessel if a Vessel is abandoned and is not recovered by the Borrowers within thirty (30) days of such abandonment.

13.2

Acceleration If an Event of Default is continuing unremedied and unwaived the Agent may, and shall (at the request of the Majority Lenders), by notice to the Borrowers cancel any part of the Maximum Amount not then advanced and:

13.2.1

declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and/or

13.2.3	declare the Commitments terminated and the Maximum Amount reduced to zero; and/or

13.2.4	exercise all of its rights under the Finance Documents.

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14	Assignment and Sub-Participation

14.1	Lenders’ rights A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement

14.1.1	to any other branch or Affiliate of that Lender or any other Lender; or

14.1.2

(subject to the prior written consent of the Borrowers, such consent not to be unreasonably withheld and to be deemed to be given unless notice to the contrary is received within five (5) Business Days of the request being given, but not to be required at any time after an Event of Default which is continuing unremedied and unwaived or if the assignment is in favour of a central bank or federal reserve) to any other bank or financial institution, and may grant sub-participations in all or any part of its Commitment provided always that any assignment or transfer under this Clause 14 (i) shall not result in any increased costs to the Borrowers or the Lenders at the date of and as a consequence of such assignment or transfer unless such assignment or transfer occurs following an Event of Default which is continuing unremedied and unwaived and (ii) is to a person which qualifies as Non-Public Lender.

14.2

Borrowers’ co-operation The Borrowers will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessels which any Finance Party may in its discretion consider reasonably necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally). Additionally, (but subject to the same duties of confidentiality), any Lender may disclose the size and term of the Facility and the names of each Security Party to any lawyers, insurers, investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights and obligations under the Finance Documents.

14.3

Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4

Security over Lenders’ rights In addition to the other rights provided to the Lenders under this Clause 14, each Lender may without consulting with or obtaining consent from the Borrowers, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation, any charge, assignment or other security to secure obligations to a federal reserve or central bank except that no such charge, assignment or security shall:

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14.4.1

release a Lender from any of its obligations under the Finance Documents or (other than upon enforcement by the beneficiary of such charge, assignment or security) substitute the beneficiary of the relevant charge, assignment or other security for the Lender as a party to any of the Finance Documents; or

14.4.2	require any payments to be made by the Borrowers or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

14.5

Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.5.1

to the extent that that Lender seeks to transfer its rights and obligations, the Borrowers (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.5.2	the Borrowers (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.5.1; and

14.5.3

the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

Provided that the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of five thousand Dollars ($5,000).

The Agent is hereby authorised to sign any Transfer Certificate on behalf of each Finance Party and the Borrowers and shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

14.6

Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.7	No assignment or transfer by the Borrowers The Borrowers may not assign any of their rights or transfer any of their rights or obligations under the Finance Documents.

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14.8	Disenfranchisement of Defaulting Lenders

14.8.1

For so long as a Defaulting Lender has any Commitment undrawn or outstanding, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be discounted.

14.8.2	For the purposes of this Clause 14.8, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (i), (ii) or (iii) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

14.9	Replacement of a Defaulting Lender

The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender:

14.9.1

replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Borrowers, and which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) or a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents;

14.9.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 14.9 shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

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(c)	the transfer must take place no later than fifteen (15) Business Days after the notice referred to in the first paragraph of Clause 14.9; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

14.10	FATCA Mitigation

Notwithstanding any other provision to this Agreement, if a FATCA Deduction is or will be required to be made by any Party under Clause 8.12 in respect of a payment to any Lender which is a FATCA FFI (a “FATCA Non-Exempt Lender”), the FATCA Non-Exempt Lender may either:

(a)	transfer its entire interest in the Loan to a U.S. branch or affiliate; or

(b)

(subject to the prior written consent of the Borrower in the case of a transferee which is not already a Lender, such consent not to be unreasonably withheld or delayed) nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Agent and the Borrower specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan, provided always that any assignment or transfer under this Clause 14.10 shall not result in any increased costs to the Borrowers as a consequence of such assignment or transfer.

15	The Agent, the Security Agent and the Lenders

15.1	Appointment

15.1.1

Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2

Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3

The Swap Provider appoints the Security Agent to act as its security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

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15.1.4	Except where the context otherwise requires, references in this Clause 15 to the “Agent” shall mean the Agent and the Security Agent individually and collectively.

15.2

Authority Each Lender and the Swap Provider irrevocably authorises the Security Agent (in the case of Clause 15.2.1) and the Agent (in the case of Clauses 15.2.2, 15.2.3 and 15.2.4) (in each case subject to Clauses 15.5 and 15.19):

15.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3

acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4

acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3

Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1

the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct;

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15.3.2

the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of one hundred and twenty five (125) years from the date of this Agreement.

The provisions of Part 1 of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4	Parallel debt

15.4.1	In this Clause 15.4:

“Corresponding Obligations” means any obligation to pay an amount to the Agent, the Lenders or any other Finance Party (or any one of them), whether for principal, interest, costs, any overdraft or otherwise and whether present or future under or in connection with the Finance Documents other than any obligation arising under or in connection with the Parallel Debt; and

“Parallel Debt” means each payment undertaking of a Security Party to the Security Agent in this Clause 15.4 under (b) below.

15.4.2

For the purpose of ensuring the validity and enforceability of the security rights under or pursuant to the Mortgages and any other security right governed by the laws of The Netherlands, each Borrower hereby irrevocably and unconditionally undertakes to pay to the Security Agent amounts equal to the amounts payable by it in respect of its Corresponding Obligations as they may exist from time to time, which undertaking the Security Agent hereby accepts.

15.4.3

Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligation and will become due and payable as and when the Corresponding Obligation to which it corresponds becomes due and payable. A default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to Corresponding Obligations shall also constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the relevant Parallel Debt without any notice being required.

15.4.4	Each of the Parties to this Agreement hereby acknowledges that:

(a)

each Parallel Debt constitutes an undertaking, obligation and liability of the relevant Borrower to the Security Agent which is separate and independent from, and without prejudice to, the Corresponding Obligation to which it corresponds; and

(b)	each Parallel Debt represents the Security Agent’s own separate and independent claim to receive payment of such Parallel Debt from the relevant Borrower;

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15.4.5	Each of the Parties to this Agreement and the Security Agent hereby confirms and accepts that:

(a)

to the extent the Security Agent irrevocably receives any amount in payment or recovery of a Parallel Debt from a Borrower, the Security Agent shall distribute such amount among the Finance Parties as if such amount were received by the Security Agent in payment or recovery of the Corresponding Obligation to which that Parallel Debt corresponds; and

(b)

upon irrevocable receipt by a Finance Party of any amount on a distribution under this Clause 15.4.5 in respect of a payment or recovery on a Parallel Debt, the Corresponding Obligations to which that Parallel Debt corresponds shall be reduced by the same amount as if the amount were received by the Security Agent and the Finance Parties as a payment of the Corresponding Obligations to which that Parallel Debt corresponds.

15.4.6	Each of the Borrowers and each Finance Party acknowledges that, other than as explicitly provided for in this Clause 15.4:

(a)

the right of the Security Agent to demand payment of a Parallel Debt shall not in any way limit or affect the rights of the other Finance Parties to demand payment of the Corresponding Obligations; and

(b)	a Parallel Debt shall not be limited or affected in any way by the Corresponding Obligations to which such Parallel Debt corresponds.

15.4.7

Each Borrower hereby waives any right it may have to discharge it’s Parallel Debt by means of any set-off, counterclaim or similar defence (other than in accordance with the terms of the relevant Finance Documents) and no Corresponding Obligation shall be discharged by a discharge of the corresponding Parallel Debt if such discharge of that Parallel Debt is effected by virtue of any set-off, counterclaim or similar defence invoked by a Borrower vis-à-vis the Security Agent other than in accordance with the terms of the Finance Documents.

15.4.8

The total amount due by any Borrower as the Parallel Debt under Clause 15.4 shall be decreased to the extent that such Borrower shall have irrevocably paid any amounts to the Finance Parties or any of them to reduce such Borrower’s outstanding Corresponding Obligations or any Finance Parties otherwise receive any amount in payment of such Corresponding Obligations in accordance with the relevant Finance Documents.

15.4.9	For the purpose of this Clause 15.4 the Security Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Finance Party.

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15.4.10

Each Borrower hereby confirms and agrees that if the Security Agent would transfer the Parallel Debt to a successor security agent (the “New Security Agent”) in accordance with the terms of this Agreement:

(a)

claims of the New Security Agent arising after the date of such transfer shall be secured by the Mortgages and any other security right governed by Dutch law under any Finance Document (the “Dutch Transaction Security”); and

(b)

assets acquired by that Borrower after the date of such transfer shall be subject to the Dutch Transaction Security (and each Borrower agrees and confirms that any Dutch Transaction Security created by that Borrower in advance shall be deemed to have been created also for the benefit of such New Security Agent).

15.5	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.5.1	release or vary any security given for the Borrowers’ obligations under this Agreement unless expressly contemplated by the Finance Documents; nor

15.5.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.5.3	change the meaning of the expressions “Majority Lenders”, “Margin”, “Commitment Fee” or “Default Rate”; nor

15.5.4

exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

15.5.5	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.5.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.5.7	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.5.8	agree to amend this Clause 15.5 or any Clause that refers to a unanimous approval of all Lenders.

15.6

Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.7	Acknowledgement Each Lender acknowledges that:

15.7.1

it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

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15.7.2

it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.7.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.7.4

the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.7.

15.8	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.8.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.8.2	the financial condition of any Security Party; nor

15.8.3

the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.8.4

the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.9	The Agent’s rights The Agent may:

15.9.1

assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.9.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.9.3	rely on any document or notice believed by it to be genuine;

15.9.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

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15.9.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party;

15.9.6

refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions; and

15.9.7	disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrowers and shall disclose the same upon the written request of the Borrowers or the Majority Lenders.

15.10	The Agent’s duties The Agent shall:

15.10.1

if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.10.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.11

No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.12

Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.13

Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

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15.14

Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.15

Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.16

Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.15 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.17

Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.17 and in Clause 15.18 as the “Excess Amount”) then:

15.17.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.17.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.17.3

the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.17.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

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15.18

Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.17 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.17.3 shall apply only to the retained amount.

15.19

Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. In the absence of instructions from the Lenders the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders. Nothing in this Clause 15.19 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.19.

15.20	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.21

“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.22	Resignation

15.22.1

Subject to a successor being appointed in accordance with this Clause 15.22, the Agent may resign as agent and/or the Security Agent may resign as security agent at any time without assigning any reason by giving to the Borrowers and the Lenders notice of its intention to do so, in which event the following shall apply:

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(a)

with the consent of the Borrowers not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied and unwaived) the Lenders may within thirty (30) days after the date of the notice from the Agent or the Security Agent (as the case may be) appoint a successor to act as agent and/or security agent or, if they fail to do so with the consent of the Borrowers, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied and unwaived), the Agent or the Security Agent (as the case may be) may appoint any other bank or financial institution as its successor;

(b)

the resignation of the Agent or the Security Agent (as the case may be) shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers and the Lenders;

(c)

the Agent or the Security Agent (as the case may be) shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

(d)

the successor of the Agent or the Security Agent (as the case may be) and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.22.2

The Agent shall resign and the Majority Lenders (after consultation with the Borrower) shall appoint a successor Agent in accordance with Clause 15.22 if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)

the Agent fails to respond to a request under Clause 8.11 and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to Clause 8.11 indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

15.23

No fiduciary relationship Except as provided in Clauses 15.3 and 15.4, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

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15.24	Defaulting Lender If any Lender becomes a Defaulting Lender:

15.24.1	the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days’ notice of cancellation of the Commitment of that Lender;

15.24.2	on the notice referred to in paragraph 15.23.1 above becoming effective, the Commitment of the Defaulting Lender shall immediately be reduced to zero; and

15.24.3	the Agent shall as soon as practicable after receipt of a notice referred to in Clause 15.24.1 above, notify all the Lenders.

16	Set-Off

A Finance Party may set off any matured obligation due from the Borrowers under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrowers, or debit any account of the Borrowers with a Finance Party to settle any sum due and payable under the Finance Documents, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Borrowers may not set off any obligations due to them from the Finance Parties from payments due from the Borrowers pursuant to the Finance Documents.

17	Payments

17.1

Payments Each amount payable by the Borrowers under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2

No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by the Borrowers under a Finance Document shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature other than FATCA Deductions.

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17.3

Grossing-up If at any time any law requires (or is interpreted to require) the Borrowers to make any deduction or withholding from any payment, other than a FATCA Deduction, or to change the rate or manner in which any required deduction or withholding is made, the Borrowers will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4

Evidence of deductions If at any time the Borrowers are required by law to make any deduction or withholding from any payment to be made by them under a Finance Document, the Borrowers will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5

Rebate If the Borrowers pay any additional amount under Clause 17.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrowers, that Finance Party shall, as soon as reasonably practicable, pay to the Borrowers an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 17.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrowers any information regarding its tax affairs or tax computations.

17.6

Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7

Control Account The Agent shall (without further input required from the Borrowers) open and maintain on its books a control account in the name of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 by the Agent and those entries will, in the absence of manifest error, be conclusive and binding.

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17.8

Clawback The Agent shall have no liability to pay any sum to the Borrowers until it has itself received payment of that sum. If, however, the Agent does pay any sum to the Borrowers on account of any amount prospectively due to the Borrowers pursuant to Clause 4 before it has itself received payment of that amount, the Borrowers will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.

18	Notices

18.1

Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to Clause 18.6) electronic mail.

18.2

Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1

in the case of the Borrowers, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Renee Eng, Treasury Manager;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1, Part 1; and

18.2.3	in the case of the Agent and the Security Agent, to its address at the head of this Agreement (fax number +41 61 266 7939);

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with Clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrowers shall be sent through the Agent.

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18.4

Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

18.6.1	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrowers and the relevant Finance Party:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

18.6.2

Any electronic communication made between the Borrowers and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrowers to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

18.6.3	The Borrowers are aware that:

(a)	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(b)	the information can be changed and manipulated by a third party;

(c)	the sender’s identity (sender of the e-mail) can be assumed or otherwise manipulated;

(d)

the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time;

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(e)

the Finance Parties assume no liability for any loss incurred as a result of manipulation of the e-mail address or content nor are they liable for any loss incurred by the Borrowers and any other Security Party other than as a result of their gross negligence or wilful misconduct or due to interruptions and delays in transmission caused by technical problems;

(f)

the Finance Parties are entitled to assume that all the orders and instructions, and communications in general, received from the Borrowers or a third party are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the Lender.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties and the relevant Security Party.

21.2

Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

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21.3

Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4

Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6

Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

21.7	Disclosure of Information The Borrowers authorise any Lender to disclose all information related or connected to

21.7.1	the Vessels;

21.7.2	the negotiation, drafting and content of the Finance Documents;

21.7.3	the Loan; or

21.7.4	any Security Party

to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) or other party which that Lender may in its reasonable discretion deem necessary or desirable in any connection with this Agreement or under any other Security Document, or the protection or enforcement of its rights thereunder.

22	No recourse, no subrogation

22.1	No recourse, no subrogation No Borrower shall:

22.1.1	have any right of recourse (regres) against any other Security Party; or

22.1.2	subrogate (subrogeren) in any rights,

in connection with any enforcement in respect of the security rights granted under or in connection with any Mortgage.

22.2

Waiver of rights of recourse and subrogation To the extent the provisions of Clause 22.1 above are not effective under Dutch law each Borrower hereby irrevocably and unconditionally waives (doet afstand van), to the extent necessary in advance (bij voorbaat), any and all rights of recourse (regres) to which it is or may become entitled and any and all rights in which it is or may be subrogated (gesubrogeerd), in each case as a result of any enforcement of the security rights granted under or in connection with the Mortgages, which waivers are hereby accepted by the Finance Parties and the other Borrowers.

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22.3

Pledge over rights of recourse and subrogation To the extent the waivers set out in Clause 22.3 are not enforceable in whole or in part, any and all rights of recourse (regres) to which the Borrowers are or may become entitled and any and all rights in which the Borrowers are or may be subrogated (gesubrogeerd), in each case as a result of any enforcement of the security rights granted under or in connection with any Mortgage are hereby pledged to the Security Agent by way of a disclosed pledge, which rights of pledge are hereby accepted by the Security Agent. Each Borrower (a “Pledging Borrower”) hereby notifies (deelt mede aan) each other Borrower (a “Notified Borrower”) of the rights of pledge created hereby. Each Notified Borrower hereby acknowledges and confirms receipt of the notification of each Pledging Borrower of the rights of pledge created by each such Pledging Borrower on:

(i)	any and all rights of recourse (regres) to which such Pledging Borrower is or may become entitled against that Notified Borrower; and

(ii)	any and all rights against that Notified Borrower in which such Pledging Borrower is or may become subrogated (gesubrogeerd),

in each case as a result of any enforcement of any security right granted by such Pledging Borrower to the Security Agent under or in connection with the Mortgages.

22.4

Subordination of rights of recourse and subrogation To the extent the waivers set out in Clause 22.2 are not enforceable in whole or in part and the rights of pledge referred to in Clause 22.3 cannot be validly created, any and all rights of recourse (regres) to which the Borrowers are or may become entitled and any and all rights in which the Borrowers are or may be subrogated (gesubrogeerd), in each case as a result of any enforcement of the security rights of granted under or in connection with any Mortgage are hereby subordinated (achtergesteld) to the Indebtedness, both in and outside bankruptcy (faillissement). Each Borrower (a “Consenting Borrower”) hereby agrees that any recourse claims of any other Borrower against that Consenting Borrower are subordinated to the Indebtedness

23	Law and Jurisdiction

23.1	Governing law

23.1.1

Except for the provisions of Clause 22, this Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

23.1.2

The provisions of Clause 22 of this Agreement, the security rights created thereunder and any non-contractual obligations arising out of or in connection with it are governed by the laws of the Netherlands.

23.2	Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute;

LONLIVE\20402177.7	Page 63

23.2.1	which may arise out of or in connection with this Agreement; or

23.2.2	relating to any non-contractual obligations arising from or in connection with this Agreement,

and that any proceedings may be brought in those courts.

23.3

Alternative jurisdictions Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4

Waiver of objections The Borrowers irrevocably waive any objection which they may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agree that a judgment in any proceedings commenced in any such court shall be conclusive and binding on them and may be enforced in the courts of any other jurisdiction.

23.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrowers:

23.5.1

irrevocably appoint Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England as their agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.5.2	agree that failure by a process agent to notify the Borrowers of the process will not invalidate the proceedings concerned.

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Schedule 1

The Lenders and the Commitments

The Lenders	The Commitments (US$)	The Proportionate Share (%)
Credit Suisse AG St. Alban-Graben 1-3 P.O. Box 4002 Basel Switzerland	150,000,000	100

Attention: Nadja Gautschi

Fax: +41 61 266 79 39

Email: nadja.gautschi@credit-suisse.com

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Schedule 2

Part I: Conditions Precedent to Service of Drawdown Notice

1	Security Parties

(a)

Constitutional Documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party (in relation to a Borrower including the deed of incorporation (akte van oprichting), the articles of association (statuten) and an extract from the trade register (handelsregister) kept by the Dutch Chamber of Commerce (Kamer van Koophandel en Fabrieken) in relation to such Borrower).

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party (or its sole member or general partner):

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)

Shareholders resolutions If required, a copy of a resolution of the shareholders of each Borrower approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents.

(e)

Supervisory board resolutions If applicable, a copy of a resolution of the supervisory board (raad van commissarissen) of each Borrower approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents.

(f)

Officer’s certificates A certificate of a duly authorised officer or representative of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors and officers of each Security Party (or its sole member or general partner) and the proportion of shares held by each shareholder.

(g)

Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

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2	Finance Documents

This Agreement, the Guarantee and any Fee Letter together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

3	Legal opinions

The following legal opinions, each addressed to the Agent, or confirmation satisfactory to the Agent that such opinion will be given:

(a)	an opinion on matters of English law from Stephenson Harwood LLP;

(b)	an opinion on matters of Marshall Island law from Watson, Farley & Williams LLP, New York; and

(c)	an opinion on matters of Dutch law from Nautadutilh.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)

Process agent Evidence that any process agent referred to in Clause 22.5 and any process agent appointed under any other Finance Document executed pursuant to paragraph 2 above has accepted its appointment.

(c)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 2.

(d)

Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(e)

“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(f)	Declaration A A duly completed Swiss “Declaration A” form.

5	Certificate of Ownership

(a)	A certificate from Teekay that (either directly or indirectly) it owns and controls a minimum of fifty per cent (50%) of the voting rights in Teekay Offshore GP L.L.C., the general partner in TOO.

LONLIVE\20402177.7	Page 67

(b)	A certificate from Teekay Offshore GP L.L.C. that it owns a minimum of fifty per cent (50%) of the general partnership interests in TOO.

(c)	A statement from TOO confirming its indirect ownership of and voting rights for one hundred per cent (100%) of the shares in the Borrowers.

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Part II: Conditions Precedent to Drawdown Date

1	Security Parties

Bringdown Certificate An original certificate from a duly authorised officer or representative of the relevant Borrower confirming that none of the documents delivered to the Agent pursuant to Schedule 2, Part I, paragraphs (a), (b), (c), (d) and (e) have been amended or modified in any way since the date of their delivery to the Agent.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a duly authorised representative of the Borrower, of:

(i)	the MOA;

(ii)	the bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(iii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Sellers to the Borrower pursuant to the MOA;

(iv)	any Charter relating to the Vessel which will be in force on the Drawdown Date;

(v)	the Management Agreement (if any);

(vi)	the Vessel’s current SMC;

(vii)	the ISM Company’s current DOC;

(viii)	the Vessel’s current ISSC,

(ix)	the Vessel’s current IAPPC; and

(x)	the Vessel’s current Tonnage Certificate,

in each case together with all addenda, amendments or supplements.

(b)

Evidence of Seller’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Vessel’s current flag confirming that the Vessel is owned by the relevant Sellers and free of registered Encumbrances.

(c)

Evidence of Borrower’s title Evidence that on the Drawdown Date (i) the Vessel will be at least provisionally registered under a Pre-Approved Flag in the ownership of the relevant Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(d)

Evidence of insurance Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent.

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(e)

Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register or such other classification society as may be acceptable to the Agent free of overdue recommendations affecting class.

(f)

Security Documents The Mortgage and the Assignments in respect of the Vessel, the Master Agreement Charge and any other relevant Credit Support Documents and any Manager’s Confirmation together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(g)

No disputes The written confirmation of the relevant Borrower that, to the best of that Borrower’s knowledge, there is no dispute under any of the Relevant Documents as between the parties to any such document.

(h)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part II of Schedule 2.

3	Legal opinions

The following legal opinions, each addressed to the Agent, or confirmation satisfactory to the Agent that such opinion will be given:

(a)	an opinion on matters of English law from Stephenson Harwood LLP; and

(b)	an opinion on matters of Dutch law from Nautadutilh.

4	Other documents and evidence

(a)	Process agent Evidence that any process agent appointed under any Finance Document executed pursuant to paragraph 2(f) above has accepted its appointment.

(b)	Master Agreement The Master Agreement.

(c)

Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements (if not available on the website of the Guarantor).

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(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 8 and Clause 9 have been paid or will be paid by the Drawdown Date.

(f)

“Know your customer” documents Copies of any such documentation and other evidence previously requested by the Agent under Part I in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents which have been amended or modified since they were delivered to the Agent.

(g)

Confirmation of class Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

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Part III: Conditions subsequent to the Drawdown Date

1

Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Security Agent.

2	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents delivered pursuant to Part I.

3	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.

4

Evidence of Borrower’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the relevant Pre-Approved Flag confirming that (a) the Vessel is permanently registered under that flag in the ownership of the relevant Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

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Schedule 3

Form of Drawdown Notice

To:	Credit Suisse AG
St. Alban-Graben 1-3
P.O. Box
4002 Basel
Switzerland
Fax No: +41 61 266 79 39

From:	The Borrowers
Wilhelminakade 95,
3072 AP Rotterdam
The Netherlands

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated              20[    ] made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance a Drawing in the sum of [                                        ] Dollars ($[            ] to us on                     20    , which is a Business Day, by paying the amount of the Drawing to [                                        ].

We warrant that the representations and warranties contained in Clause 11 (except for Clause 11.2 and 11.7 [and Clauses 11.6 and 11.8]1) of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on                     20    , that no Default has occurred and is continuing, and that no Default will result from the Drawing requested in this Drawdown Notice.

We select the period of [        ] months as the first Interest Period.

Yours faithfully

..........................

For and on behalf of

ALP Forward B.V.

ALP Ace B.V.

ALP Centre B.V.

ALP Guard B.V.

ALP Winger B.V.

ALP Ippon B.V.

[1]	These representations to be given only on First Drawdown Date.

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Schedule 4

Form of Transfer Certificate

To:	Credit Suisse AG
St. Alban-Graben 1-3
P.O. Box
4002 Basel
Switzerland

        Fax No: +41 61 266 79 39

Transfer certificate2

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated 20[ ], on the terms and subject to the conditions of which a loan facility was made available to ALP Forward B.V. and others, by a syndicate of banks on whose behalf you act as agent and security agent.

1

Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2

requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3

The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

[2]

PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)), IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE TRANSFERRED WHICH IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC”, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF THAT INTERPRETATION.

LONLIVE\20402177.7	Page 74

5.3

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6

Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7

The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8

The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2

support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate and any non-contractual obligation arising out of or in connection with it shall be governed by and interpreted in accordance with English law.

The Schedule

13	Transferor:

14	Transferee:

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15	Transfer Date (not earlier than the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

16	Transferor’s Commitment:

17	Amount transferred:

18	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

Credit Suisse AG as Agent and on behalf of each of the Finance Parties and the Borrowers

By:

Date:

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Schedule 5

Form of Increase Confirmation

To: Credit Suisse AG as Agent, and ALP Forward B.V., ALP Ace B.V., ALP Centre B.V., ALP Guard B.V., ALP Winger B.V. and ALP Ippon B.V as Borrowers.

From: [the Increase Lender] (the “Increase Lender”)

Dated:

$150,000,000 Facility Agreement dated [    ] (the “Agreement”)

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

We refer to Clause 2.2 (Increase).

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an original Lender under the Agreement.

The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [    ].

On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

The address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 18.2 are:

Name of Increase Lender: [●]

Address: [●]

Fax: [●]

E-mail: [●]

Attention: [●]

The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [ ].

Agent	Security Agent
By:	By:

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Schedule 6 Repayment Instalments

Tranche 1

Instalment No.	Instalment Amount (US$)	Outstanding Amount (US$)
		37,900,000
1	1,650,000	36,250,000
2	825,000	35,425,000
3	825,000	34,600,000
4	825,000	33,775,000
5	825,000	32,950,000
6	825,000	32,125,000
7	825,000	31,300,000
8	825,000	30,475,000
9	825,000	29,650,000
10	825,000	28,825,000
11	825,000	28,000,000
12	825,000	27,175,000
13	825,000	26,350,000
14	825,000	25,525,000
15	825,000	24,700,000
16	825,000	23,875,000
17	825,000	23,050,000
18	825,000	22,225,000
19	825,000	21,400,000
20	825,000	20,575,000
21	825,000	19,750,000
22	825,000	18,925,000
23	825,000	18,100,000
24	825,000	17,275,000
25	825,000	16,450,000
26	825,000	15,625,000
27	825,000	14,800,000
28	825,000	13,975,000
29	825,000	13,150,000
30	825,000	12,325,000
31	825,000	11,500,000
Balloon	11,500,000

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Tranche 2

Instalment No.	Instalment Amount (US$)	Outstanding Amount (US$)
		36,500,000
1	1,587,000	34,913,000
2	793,500	34,119,500
3	793,500	33,326,000
4	793,500	32,532,500
5	793,500	31,739,000
6	793,500	30,945,500
7	793,500	30,152,000
8	793,500	29,358,500
9	793,500	28,565,000
10	793,500	27,771,500
11	793,500	26,978,000
12	793,500	26,184,500
13	793,500	25,391,000
14	793,500	24,597,500
15	793,500	23,804,000
16	793,500	23,010,500
17	793,500	22,217,000
18	793,500	21,423,500
19	793,500	20,630,000
20	793,500	19,836,500
21	793,500	19,043,000
22	793,500	18,249,500
23	793,500	17,456,000
24	793,500	16,662,500
25	793,500	15,869,000
26	793,500	15,075,500
27	793,500	14,282,000
28	793,500	13,488,500
29	793,500	12,695,000
30	793,500	11,901,500
31	793,500	11,108,000
Balloon	11,108,000

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Tranche 3

Instalment No.	Instalment Amount (US$)	Outstanding Amount (US$)
		23,600,000
1	1,127,000	22,473,000
2	563,500	21,909,500
3	563,500	21,346,000
4	563,500	20,782,500
5	563,500	20,219,000
6	563,500	19,655,500
7	563,500	19,092,000
8	563,500	18,528,500
9	563,500	17,965,500
10	563,500	17,401,500
11	563,500	16,838,000
12	563,500	16,274,500
13	563,500	15,710,000
14	563,500	15,147,500
15	563,500	14,584,000
16	563,500	14,020,500
17	563,500	13,457,000
18	563,500	12,893,500
19	563,500	12,330,000
20	563,500	11,766,500
21	563,500	11,203,000
22	563,500	10,639,500
23	563,500	10,076,000
24	563,500	9,512,500
25	563,500	8,949,000
26	563,500	8,385,500
27	563,500	7,822,000
28	563,500	7,258,500
29	563,500	6,695,000
30	563,500	6,131,500
31	563,500	5,568,000
Balloon	5,568,000

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Tranche 4

Instalment No.	Instalment Amount (US$)	Outstanding Amount (US$)
		23,600,000
1	1,127,000	22,473,000
2	563,500	21,909,500
3	563,500	21,346,000
4	563,500	20,782,500
5	563,500	20,219,000
6	563,500	19,655,500
7	563,500	19,092,000
8	563,500	18,528,500
9	563,500	17,965,500
10	563,500	17,401,500
11	563,500	16,838,000
12	563,500	16,274,500
13	563,500	15,710,000
14	563,500	15,147,500
15	563,500	14,584,000
16	563,500	14,020,500
17	563,500	13,457,000
18	563,500	12,893,500
19	563,500	12,330,000
20	563,500	11,766,500
21	563,500	11,203,000
22	563,500	10,639,500
23	563,500	10,076,000
24	563,500	9,512,500
25	563,500	8,949,000
26	563,500	8,385,500
27	563,500	7,822,000
28	563,500	7,258,500
29	563,500	6,695,000
30	563,500	6,131,500
31	563,500	5,568,000
Balloon	5,568,000

LONLIVE\20402177.7	Page 82

Tranche 5

Instalment No.	Instalment Amount (US$)	Outstanding Amount (US$)
		14,200,000
1	710,000	13,490,000
2	355,000	13,135,000
3	355,000	12,780,000
4	355,000	12,425,00
5	355,000	12,070,000
6	355,000	11,715,000
7	355,000	11,360,000
8	355,000	11,005,000
9	355,000	10,650,000
10	355,000	10,295,000
11	355,000	9,940,000
12	355,000	9,585,000
13	355,000	9,230,000
14	355,000	8,875,000
15	355,000	8,520,000
16	355,000	8,165,000
17	355,000	7,810,000
18	355,000	7,455,000
19	355,000	7,100,000
20	355,000	6,745,000
21	355,000	6,390,000
22	355,000	6,035,000
23	355,000	5,680,000
24	355,000	5,325,000
25	355,000	4,970,000
26	355,000	4,615,000
27	355,000	4,260,000
28	355,000	3,905,000
29	355,000	3,550,000
30	355,000	3,195,000
31	355,000	2,840,000
Balloon	2,840,000

LONLIVE\20402177.7	Page 83

Tranche 6

Instalment No.	Instalment Amount (US$)	Outstanding Amount (US$)
		14,200,000
1	710,000	13,490,000
2	355,000	13,135,000
3	355,000	12,780,000
4	355,000	12,425,00
5	355,000	12,070,000
6	355,000	11,715,000
7	355,000	11,360,000
8	355,000	11,005,000
9	355,000	10,650,000
10	355,000	10,295,000
11	355,000	9,940,000
12	355,000	9,585,000
13	355,000	9,230,000
14	355,000	8,875,000
15	355,000	8,520,000
16	355,000	8,165,000
17	355,000	7,810,000
18	355,000	7,455,000
19	355,000	7,100,000
20	355,000	6,745,000
21	355,000	6,390,000
22	355,000	6,035,000
23	355,000	5,680,000
24	355,000	5,325,000
25	355,000	4,970,000
26	355,000	4,615,000
27	355,000	4,260,000
28	355,000	3,905,000
29	355,000	3,550,000
30	355,000	3,195,000
31	355,000	2,840,000
Balloon	2,840,000

LONLIVE\20402177.7	Page 84

In witness of which the parties to this Agreement have executed this Agreement the day and year first before written.

Signed by	)
duly authorised for and on behalf of	)	Emeline yew
ALP Forward B.V.	)	Attorney in fact

Signed by	)
duly authorised for and on behalf of	)	Emeline Yew
ALP Ace B.V.	)	Attorney in fact

Signed by	)
duly authorised for and on behalf of	)	Emeline Yew
ALP Centre B.V.	)	Attorney in fact

Signed by	)
duly authorised for and on behalf of	)	Emeline Yew
ALP Guard B.V.	)	Attorney in fact

Signed by	)
duly authorised for and on behalf of	)	Emeline Yew
ALP Winger B.V.	)	Attorney in fact

Signed by	)
duly authorised for and on behalf of	)	Emeline Yew
ALP Ippon B.V.	)	Attorney in fact

Signed by	)
duly authorised for and on behalf of	)
Credit Suisse AG	)	David Metzger
(as the Lender))		Attorney-in-Fact

LONLIVE\20402177.7	Page 85

Signed by	)
duly authorised for and on behalf	)
Credit Suisse AG	)	David Metzger
(as the Agent))		Attorney-in-Fact

Signed by	)
duly authorised for and on behalf	)
Credit Suisse AG	)	David Metzger
(as the Security Agent))		Attorney-in-Fact

Signed by	)
duly authorised for and on behalf	)
Credit Suisse AG	)	David Metzger
(as the Swap Provider))		Attorney-in-Fact

LONLIVE\20402177.7	Page 86